Exhibit 99.1

     Station Casinos Announces Record Second Quarter Results and
                           Declares Dividend

    LAS VEGAS--(BUSINESS WIRE)--July 14, 2004--Station Casinos, Inc. (NYSE: STN - News; "Station" or the "Company") today announced the results of its operations for the second quarter ended June 30, 2004.

    Highlights for the quarter include:

    -- Adjusted for non-recurring items, diluted earnings of $0.52 per share compared to $0.25 in the prior year's quarter, a 108% increase.

    -- EBITDA (1) of $93.4 million, an increase of 37% over the prior year's quarter.

    -- Same-store revenues from Las Vegas operations increased 12% over the prior year's quarter, while same-store EBITDA margins for those operations increased to 37.3% from 34.8% in the prior year's quarter. Excluding Green Valley Ranch Station, revenues from the Major Las Vegas Operations increased 9%, while EBITDA margins increased to 35.6% from 33.8% in the prior year's quarter.

    -- Same-store EBITDA from Las Vegas operations increased 20% over the prior year's quarter. Excluding Green Valley Ranch
        Station, EBITDA from the Major Las Vegas Operations increased 15% over the prior year's quarter.

    -- Expansion of the popular Jumbo Jackpot product to both Fiesta properties.

    -- The United Auburn Indian Community successfully negotiated a new compact with the State of California which will allow an increase in the number of slot machines at Thunder Valley
        Casino located outside of Sacramento, California.

    Results of Operations

    The Company's net revenues for the second quarter ended June 30, 2004 were approximately $240.2 million, an increase of 14% compared to the prior year's quarter. The Company reported EBITDA for the quarter of $93.4 million, an increase of 37% compared to the prior year's quarter. During the quarter, Adjusted Earnings (2) applicable to common stock were $34.8 million, or $0.52 per share, an increase of 108% over the prior year's $0.25 per share on a comparable basis. This marks the tenth consecutive quarter of year over year growth of Adjusted EBITDA and EPS.
    Non-recurring items for the quarter included costs incurred to buyout certain leases relating to the spa and a restaurant at Green Valley Ranch Station for $3.6 million which represents 50% of the total loss and has been netted in earnings from joint ventures. In addition, the Company incurred a loss on the sale of real estate of $2.7 million, preopening costs related to Red Rock Station of $0.3 million and $2.2 million in costs to develop new gaming opportunities, primarily related to Native American gaming. Including these items, the Company reported net income of $29.0 million and earnings applicable to common stock of $0.43 per share.
    For the quarter ended June 30, 2004, the Company reported earnings from its Green Valley Ranch Station joint venture, excluding the non-recurring item, of $8.8 million, which represents a combination of Station's management fee plus 50% of Green Valley Ranch Station's operating income. Green Valley Ranch Station generated EBITDA before management fees of $19.9 million, an increase of 46% compared to the prior year's quarter.

    Las Vegas Market Results

    Same-store (Major Las Vegas Operations and Green Valley Ranch Station) net revenues for the quarter increased to $255.5 million, a 12% increase compared to the prior year's quarter, while EBITDA from those operations increased 20% to $95.2 million. "Our operating performance has long been a proxy for the health of the Las Vegas economy. We are seeing significant population growth, substantial investment in the community in the form of new housing as well as other development and strong consumer confidence. These macro dynamics along with the success of our Jumbo Brand products are driving revenues and margin expansion. These metrics for our business are substantially different than those for Strip operators," said Glenn C. Christenson, executive vice president and chief financial officer.
    EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

    Balance Sheet Items and Capital Expenditures

    Long-term debt was $1.25 billion as of June 30, 2004, net of cash held in marketable securities of $38 million. Total capital expenditures totaled $72.1 million for the quarter, which included maintenance capital expenditures of $7.2 million. Expansion and project capital expenditures were $64.9 million, including $16.5 million for Red Rock Station and the master planned expansion at Santa Fe Station and $28.2 million for the accelerated replacement of slot machines to take advantage of ticket-in ticket-out technology. As of June 30, 2004, the Company's debt to cash flow ratio as defined in its bank credit facility was 3.8 to 1. "Our strong operational performance allows us to pay for a significant portion of our capital expenditures out of free cash flow," said Christenson.
    During the quarter, the Company reported a loss on the sale of land for $2.7 million related to a 27-acre parcel of land located on Boulder Highway and a 68-acre parcel of land located at Boulder Highway and Tropicana Avenue. The gaming entitlements from each parcel were removed. "We decided not to develop the two sites on the east side of Las Vegas primarily because they were located in slower growing portions of Las Vegas that are already served by our existing properties. We concluded that we can maximize shareholder value and handle further growth in those sub-markets through master planned expansions of our existing facilities rather than by developing new properties on those sites," explained Christenson. During the quarter the Company also purchased 51 acres of land on the south end of the Las Vegas Strip at Cactus Avenue. These transactions are part of a continuing initiative by the Company to strategically redeploy assets into gaming entitled properties that are located in the most rapidly-growing areas of the Las Vegas valley and that are also underserved by the Company's current properties.

    Third Quarter 2004 and Year 2004 Guidance

    The Company expects EBITDA of approximately $81 million to $86 million for the third quarter of 2004 (excluding development expense and other non-recurring items). This would result in earnings per share ("EPS") of $0.37 to $0.42 for the third quarter of 2004 assuming 68 million fully diluted shares.
    For 2004, the Company expects EBITDA of approximately $360 million to $370 million (excluding development expense and non-recurring items) and Adjusted Earnings applicable to common stock of approximately $1.84 to $1.93 assuming 67 million fully diluted shares. Development costs are expected to be approximately $8 million, which does not include non-reimbursable project costs in the form of milestone payments that may be required under certain development and management agreements. This guidance assumes revenue growth for the third quarter of 2004 of 8% to 10% in Las Vegas (including Green Valley Ranch Station) with an approximate 50% flow through and an effective tax rate of 37%.

    Dividend

    On July 13, 2004, the Company's Board of Directors declared a quarterly cash dividend of $0.175 per share. The dividend is payable on September 3, 2004 to shareholders of record on August 13, 2004.

    Organizational Changes

    Stephen Cavallaro, Executive Vice President and Chief Operating Officer, has announced his retirement effective December 30, 2004. Mr. Cavallaro came out of retirement three years ago to join the Company and assume these roles. Mr. Cavallaro will continue to be involved in the Company's operations through a two-year consulting agreement, which will begin on January 1, 2005.
    The Board of Directors has appointed William Warner to the position of Executive Vice President and Chief Operating Officer. Mr. Warner has nearly 11 years of experience with the Company, working in various capacities within the organization--most recently as Executive Vice President and Chief Development Officer. The Board determined that due to his intimate knowledge of the Company and its operations, he was the ideal appointment for the Chief Operating Officer position. He will work closely with Frank Fertitta III, Chief Executive Officer, Lorenzo Fertitta, President, and Mr. Cavallaro to ensure a smooth transition and the continuation of the Company's operating strategies.
    Scott Nielson, previously Executive Vice President and Chief Legal Officer, will assume the development responsibilities for the Company. Mr. Nielson was named Executive Vice President of Development and Government Relations and will devote substantially all of his time to those activities.
    Richard Haskins, previously Vice President and General Counsel, has been promoted to the position of Executive Vice President and General Counsel and will assume full responsibility for all of the Company's legal matters.

    Conference Call Information

    The Company will host a conference call today, Wednesday, July 14, at 8:00 AM (PT) to discuss its second quarter financial results and provide guidance for the third quarter and remainder of 2004. Interested participants may access the call by dialing in to the conference operator at (866) 503-1968. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, www.stationcasinos.com. (3) A replay of the call will be available from 10:00 AM (PT) on July 14, 2004, until 10:00 AM (PT) on July 21, 2004 at (800) 633-8284. The reservation number is 21199960.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

    This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and its Registration Statement on Form S-4 File No. 333-113986. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com . (3)
    Construction projects such as Red Rock Station, the expansions of Green Valley Ranch Station, Santa Fe Station and Fiesta Rancho entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.

    (1) EBITDA consists of net income (loss) plus income tax (benefit) provision, interest and other expense, loss on early retirement of debt, our 50% portion of the leased tenant buyout at Green Valley Ranch Station, impairment loss, preopening expenses, depreciation, amortization, development expense, and Harrah's patent litigation costs less Thunder Valley development fee. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax (benefit) provision, interest and other expense, loss on early retirement of debt, our 50% portion of the leased tenant buyout at Green Valley Ranch Station, impairment loss, preopening expenses, depreciation, amortization, development expense, Harrah's patent litigation costs and Thunder Valley development fee, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income (loss) is included in the financial schedules accompanying this release.

    (2) Adjusted Earnings excludes development fee and interest income related to Thunder Valley, development expense, Harrah's patent litigation costs, loss on sale of land, impairment loss, preopening expenses, loss on early retirement of debt and our 50% portion of the leased tenant buyout at Green Valley Ranch Station. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income (loss) and EPS is included in the financial schedules accompanying this release.

    (3) The hyperlink to the Company's URL is included herein solely for the convenience of investors in accessing the audio webcast of the second quarter conference call. All other references herein to the Company's URL are inactive textual references. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.


                        Station Casinos, Inc.
                Condensed Consolidated Balance Sheets
                        (amounts in thousands)
                             (unaudited)


                                              June 30,    December 31,
                                               2004           2003
                                            ------------- ------------

Assets:
  Cash and cash equivalents                      $65,279      $62,272
  Receivables, net                                21,070       28,224
  Other current assets                            50,309       43,968
                                            ------------- ------------
    Total current assets                         136,658      134,464
  Property and equipment, net                  1,223,625    1,158,299
  Other long-term assets                         486,307      453,209
                                            ------------- ------------
    Total assets                              $1,846,590   $1,745,972
                                            ============= ============



Liabilities and stockholders' equity:
  Current portion of long-term debt                  $23          $22
  Other current liabilities                      119,428      142,294
                                            ------------- ------------
    Total current liabilities                    119,451      142,316
  Revolving credit facility                            -      177,000
  Senior and senior subordinated notes         1,282,493      973,786
  Other debt                                       6,048        6,060
  Interest rate swaps, mark-to-market             (2,859)      12,089
  Other long-term liabilities                     54,275       94,782
                                            ------------- ------------
    Total liabilities                          1,459,408    1,406,033
  Stockholders' equity                           387,182      339,939
                                            ------------- ------------
    Total liabilities and stockholders'
     equity                                   $1,846,590   $1,745,972
                                            ============= ============


                         Station Casinos, Inc.
            Condensed Consolidated Statements of Operations
             (amounts in thousands, except per share data)
                              (unaudited)


                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Operating revenues:
  Casino                       $176,474  $161,292  $351,968  $322,253
  Food and beverage              34,664    33,160    69,033    65,850
  Room                           14,206    12,228    29,119    24,697
  Other                          10,270    13,409    20,329    23,417
  Management fees                21,209     6,339    42,179     7,855
                               --------- --------- --------- ---------
    Gross revenues              256,823   226,428   512,628   444,072
  Promotional allowances        (16,646)  (16,423)  (33,486)  (34,506)
                               --------- --------- --------- ---------
    Net revenues                240,177   210,005   479,142   409,566
                               --------- --------- --------- ---------

Operating costs and expenses:
  Casino                         67,308    65,424   133,848   130,315
  Food and beverage              25,077    21,101    48,857    40,812
  Room                            5,192     4,980    10,183     9,745
  Other                           4,324     3,498     8,213     7,589
  Selling, general and
   administrative                41,588    40,032    82,777    78,296
  Corporate expense              11,090     8,804    22,563    16,685
  Development expense             2,194         -     6,196         -
  Depreciation and
   amortization                  20,732    18,164    40,182    36,178
  Preopening expenses               344         -       344         -
  Impairment loss                     -         -         -     1,394
                               --------- --------- --------- ---------
                                177,849   162,003   353,163   321,014
                               --------- --------- --------- ---------

Operating income                 62,328    48,002   125,979    88,552
  Earnings from joint ventures    4,180     5,009    11,211     9,913
                               --------- --------- --------- ---------
Operating income and earnings
 from joint ventures             66,508    53,011   137,190    98,465
                               --------- --------- --------- ---------

Other income (expense):
  Interest expense              (17,496)  (23,800)  (39,991)  (48,077)
  Interest and other expense
   from joint ventures             (991)   (1,398)   (2,377)   (2,846)
  Interest income                    40     4,852        86     4,859
  Loss on early retirement of
   debt                               -         -   (93,265)        -
  Other                          (2,733)       78    (2,812)      280
                               --------- --------- --------- ---------
                                (21,180)  (20,268) (138,359)  (45,784)
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                           45,328    32,743    (1,169)   52,681
  Income tax (benefit)
   provision                    (16,318)  (12,115)      421   (19,492)
                               --------- --------- --------- ---------
Net income (loss)               $29,010   $20,628     $(748)  $33,189
                               ========= ========= ========= =========

Basic and diluted earnings
 (loss) per common share:
  Net income (loss)
    Basic                         $0.46     $0.36    $(0.01)    $0.58
    Diluted                       $0.43     $0.33    $(0.01)    $0.54

Weighted average common shares
 outstanding
    Basic                        63,604    57,223    62,936    57,319
    Diluted                      66,742    61,639    62,936    61,360

Dividends paid per common
 share                           $0.175        $-    $0.300        $-


                         Station Casinos, Inc.
                        Summary Information and
             Reconciliation of Net Income (Loss) to EBITDA
      (amounts in thousands, except occupancy percentage and ADR)
                              (unaudited)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Major Las Vegas Operations (a):
------------------------------
Net revenues                   $211,535  $194,070  $422,132  $386,557

Net income                      $27,758   $20,488   $55,987   $41,830
 Income tax provision            15,267    12,032    31,493    24,566
 Interest and other expense,
  net                            12,789    15,701    27,186    31,407
 Depreciation and amortization   19,512    17,286    37,971    34,486
                               --------- --------- --------- ---------
EBITDA                          $75,326   $65,507  $152,637  $132,289
                               ========= ========= ========= =========

Green Valley Ranch Station
(50% owned):
------------------------------
Net revenues                    $43,992   $33,272   $83,883   $66,693

Net income                       $4,407    $5,626   $13,851   $11,563
 Interest and other expense,
  net                             4,014     4,086     8,153     8,374
 Leased tenant buyout             7,284         -     7,284         -
 Depreciation and amortization    4,207     3,938     8,338     7,912
                               --------- --------- --------- ---------
EBITDA                          $19,912   $13,650   $37,626   $27,849
                               ========= ========= ========= =========

Same-Store Operations (b):
------------------------------
Net revenues                   $255,527  $227,342  $506,015  $453,250

Net income                      $32,165   $26,114   $69,838   $53,393
 Income tax provision            15,267    12,032    31,493    24,566
 Interest and other expense,
  net                            16,803    19,787    35,339    39,781
 Leased tenant buyout             7,284         -     7,284         -
 Depreciation and amortization   23,719    21,224    46,309    42,398
                               --------- --------- --------- ---------
EBITDA                          $95,238   $79,157  $190,263  $160,138
                               ========= ========= ========= =========

Total Station Casinos, Inc. (c):
-------------------------------
Net income (loss)               $29,010   $20,628     $(748)  $33,189
 Income tax provision
  (benefit)                      16,318    12,115      (421)   19,492
 Interest and other expense,
  net                            21,180    20,268    45,094    45,784
 Loss on early retirement of
  debt                                -         -    93,265         -
 Leased tenant buyout at Green
  Valley Ranch Station (50%)      3,642         -     3,642         -
 Impairment loss                      -         -         -     1,394
 Preopening expenses                344         -       344         -
 Depreciation and amortization   20,732    18,164    40,182    36,178
 Development expense              2,194         -     6,196         -
 Harrah's patent litigation
  costs                               -       476         -     1,793
 Thunder Valley development
  fee                                 -    (3,597)        -    (3,597)
                               --------- --------- --------- ---------
EBITDA                          $93,420   $68,054  $187,554  $134,233
                               ========= ========= ========= =========

Occupancy percentage                 96%       95%       96%       95%
ADR                                 $58       $49       $58       $49

(a) The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b) Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c) Total Station Casinos, Inc. includes the Major Las Vegas
    Operations, Wild Wild West, Wildfire (since January 27, 2003), the Company's earnings from joint ventures, management fees and Corporate expense.


                         Station Casinos, Inc.
           Reconciliation of GAAP Net Income (Loss) and EPS
                     to Adjusted Earnings and EPS
             (amounts in thousands, except per share data)
                              (unaudited)

                              Three Months Ended     Six Months Ended
                                   June 30,              June 30,
                             -------------------- --------------------
                               2004        2003     2004        2003
                             --------    -------- --------    --------

Adjusted Earnings
Net income (loss)            $29,010     $20,628    $(748)    $33,189
  Thunder Valley development
   fee, net                        -      (2,338)       -      (2,338)
  Thunder Valley interest
   income, net                     -      (3,149)       -      (3,149)
  Development expense, net     1,426           -    4,027           -
  Harrah's patent litigation
   costs, net                      -         309        -       1,165
  Loss on sale of land, net    1,782           -    1,782           -
  Impairment loss, net             -           -        -         906
  Preopening expenses, net       224           -      224           -
  Loss on early retirement
   of debt, net                    -           -   60,622           -
  Leased tenant buyout at
   Green Valley Ranch Station
   (50%), net                  2,367           -    2,367           -
                             --------    -------- --------    --------
Adjusted Earnings            $34,809     $15,450  $68,274     $29,773
                             ========    ======== ========    ========

Adjusted basic earnings per
 common share:
Net income (loss)              $0.46       $0.36   $(0.01)      $0.58
  Thunder Valley development
   fee, net                        -       (0.04)       -       (0.04)
  Thunder Valley interest
   income, net                     -       (0.06)       -       (0.06)
  Development expense, net      0.02           -     0.06           -
  Harrah's patent litigation
   costs, net                      -        0.01        -        0.02
  Loss on sale of land, net     0.03           -     0.03           -
  Impairment loss, net             -           -        -        0.02
  Preopening expenses, net         -           -        -           -
  Loss on early retirement
   of debt, net                    -           -     0.96           -
  Leased tenant buyout at
   Green Valley Ranch
   Station (50%), net           0.04           -     0.04           -
                             --------    -------- --------    --------
Adjusted basic earnings per
 common share                  $0.55       $0.27    $1.08       $0.52
                             ========    ======== ========    ========

Weighted average common
 shares outstanding - basic   63,604      57,223   62,936      57,319


Adjusted diluted earnings
 per common share:
Net income (loss)              $0.43       $0.33   $(0.01)      $0.54
  Thunder Valley development
   fee, net                        -       (0.04)       -       (0.04)
  Thunder Valley interest
   income, net                     -       (0.05)       -       (0.05)
  Development expense, net      0.02           -     0.06           -
  Harrah's patent litigation
   costs, net                      -        0.01        -        0.02
  Loss on sale of land, net     0.03           -     0.03           -
  Impairment loss, net             -           -        -        0.02
  Preopening expenses, net         -           -        -           -
  Loss on early retirement
   of debt, net                    -           -     0.92           -
  Leased tenant buyout at
   Green Valley Ranch
   Station (50%), net           0.04           -     0.04           -
                             --------    -------- --------    --------
Adjusted diluted earnings
 per common share              $0.52       $0.25    $1.04       $0.49
                             ========    ======== ========    ========

Weighted average common
 shares outstanding - diluted 66,742      61,639   65,940      61,360


    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Lesley A. Pittman, 800-544-2411 or 702-367-2437